Exhibit 99.7
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION OF YUMA DELAWARE
Introduction
On February 10, 2016 and as amended on September 2, 2016, Yuma Energy, Inc., a California corporation, and certain of its wholly-owned subsidiaries (collectively, “Yuma”), and privately-held Davis Petroleum Acquisition Corp. a Delaware corporation (“Davis”), entered into a definitive merger agreement (the “Merger Agreement”) for an all-stock transaction (the “Merger”). The Merger was approved by the shareholders of Yuma and closed on October 26, 2016. Pursuant to the terms of the Merger Agreement, on October 26, 2016, Yuma reincorporated in Delaware (“Yuma Delaware”), and Davis became a direct subsidiary of Yuma Delaware.

As a result of the closing of the Merger, each share of Yuma’s common stock, no par value per share (“Yuma Common Stock”), was converted to one-twentieth of one (1) share (the “Reverse Stock Split”) of Yuma Delaware’s common stock, $0.001 par value per share (“Yuma Delaware Common Stock”). Additionally, each share of Yuma’s existing 9.25% Series A Cumulative Redeemable Preferred Stock, no par value per share (the “Series A Preferred Stock”), was converted into 35 shares of Yuma, before giving effect to the Reverse Stock Split. Following these actions, Yuma Delaware issued 7.46 million shares of Yuma Delaware Common Stock to the former stockholders of Yuma, which resulted in approximately 61.1% of the outstanding Yuma Delaware Common Stock being owned by the former holders of Davis common stock. Yuma Delaware also issued approximately 1.75 million shares of a new Series D Convertible Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”) to existing Davis preferred stockholders. Upon closing, there was an aggregate of approximately 12.20 million shares of Yuma Delaware Common Stock outstanding (after giving effect to the Reverse Stock Split and conversion of the Series A Preferred Stock to Yuma Common Stock as described above).

At the closing of the Merger, Davis appointed a majority of the board of directors of Yuma Delaware. Four out of the five members of Yuma’s board of directors prior to the closing of the Merger continue to serve on the board of directors of Yuma Delaware, with one of those four directors having been appointed by Davis. Three additional directors were appointed by Davis. The Merger was accounted for as a “reverse acquisition” and a recapitalization since the former common stockholders of Davis have control over the combined company through their post-Merger 61.1% ownership of the Yuma Delaware Common Stock and majority representation on Yuma Delaware’s board of directors.
The following unaudited pro forma condensed consolidated combined financial statements reflect the combination of the historical consolidated results of both Yuma and Davis, on a pro forma basis to give effect to the following transactions, which are described in further detail below, as if they had occurred on September 30, 2016 for pro forma condensed consolidated combined balance sheet purposes, and on January 1, 2015 for pro forma condensed consolidated combined statement of operations purposes:
●
Purchase Accounting Adjustments. Although Yuma (the public company) is the legal acquirer, Davis (the private company) is the accounting acquirer. Accordingly, the assets and liabilities of Yuma are recorded at their preliminary estimated fair values. The final allocations of the Merger Agreement consideration and the effects of such allocations on Yuma Delaware’s results of operations may differ materially from the preliminary allocations and unaudited pro forma combined amounts included herein.
●
Merger Related Adjustments. Adjustments to reflect the reincorporation and merger of Yuma and Davis into Yuma Delaware or a direct subsidiary thereof.
             The unaudited pro forma condensed consolidated combined balance sheet of Yuma Delaware is based on (i) the unaudited historical consolidated balance sheet of Yuma as of September 30, 2016; and (ii) the unaudited historical consolidated balance sheet of Davis as of September 30, 2016, and includes pro forma adjustments to give effect to the Purchase Accounting Adjustments and Merger Related Adjustments as if they had occurred on September 30, 2016.
The unaudited pro forma condensed consolidated combined statements of operations of Yuma Delaware are based on the audited historical consolidated statements of operations of both Yuma and Davis for the twelve months ended December 31, 2015, and the unaudited historical consolidated statements of operations of both Yuma and Davis for the nine months ended September 30, 2016, having given effect to the Purchase Accounting Adjustments and Merger Related Adjustments as if they had occurred on January 1, 2015.

The unaudited pro forma data presented herein reflects events directly attributable to the described transactions and certain assumptions which management believes are reasonable. Such pro forma data is not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above, or the results of the combined company that may be achieved in the future. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual results may differ from the pro forma results indicated herein. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated combined financial statements.
The unaudited pro forma condensed consolidated combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or consolidated financial position of Yuma Delaware that would have been recorded had the Merger been completed as of the dates presented, and they should not be taken as representative of the expected future results of operations or financial position of Yuma Delaware. The unaudited pro forma condensed consolidated combined financial statements do not reflect the impacts of any potential operational efficiencies, asset dispositions, cost savings or economies of scale that Yuma Delaware may achieve with respect to the operations of the combined company, except to reflect the reduction in general and administrative expenses related to the termination of certain employees that have been terminated or for which termination has been clearly communicated and whose termination is directly attributable to the Merger. Additionally, the unaudited pro forma statements of operations do not include non-recurring charges or credits, and the related tax effects, which result directly from the Merger.
The unaudited pro forma condensed consolidated combined financial statements have been derived from, and should be read in conjunction with, the historical consolidated financial statements and accompanying notes of both Davis and Yuma Energy, Inc., as included in the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on January 9, 2017.

Yuma Delaware
Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet
As of September 30, 2016

			Purchase	Merger
	Yuma	Davis	Accounting	Related		Pro Forma
($ in thousands)	Historical	Historical	Adjustments	Adjustments		Combined
			(a)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,832	$3,169	$-	$(2,709)	(b)	$2,292
Accounts receivable, net of allowance for doubtful accounts	3,347	1,515	-	-		4,862
Commodity derivative instruments	1,017	230	-	-		1,247
Prepayments	321	25	-	-		346
Other current assets	30	804	-	-		834
Total current assets	6,547	5,743	-	(2,709)		9,581

OIL AND GAS PROPERTIES (full cost method):
Oil and gas properties	220,668	437,139	(163,856)	-		493,951
Less: accumulated depreciation, depletion and amortization	(134,312)	(404,553)	134,312	-		(404,553)
Net oil and gas properties	86,356	32,586	(29,544)	-		89,398

OTHER PROPERTY AND EQUIPMENT:
Land, buildings and improvements	2,795	6,203	-	-		8,998
Other property and equipment	3,498	2,832	(1,420)	-		4,910
	6,293	9,035	(1,420)	-		13,908
Less: accumulated depreciation and amortization	(2,361)	(7,711)	2,361	-		(7,711)
Net other property and equipment	3,932	1,324	941	-		6,197

OTHER ASSETS AND DEFERRED CHARGES:
Commodity derivative instruments	178	-	-	-		178
Deposits	414	-	-	-		414
Deferred taxes	-	1,419	-	-		1,419
Other noncurrent assets	-	53	-	-		53
Total other assets and deferred charges	592	1,472	-	-		2,064
TOTAL ASSETS	$97,427	$41,125	$(28,603)	$(2,709)		$107,240

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$29,800	$9,000	$-	$(29,800)	(c)	$-
	-	-	-	(9,000)	(d)
Accounts payable, principally trade	6,379	2,111	-	-		8,490
Commodity derivative instruments	74	-	-	-		74
Asset retirement obligations	244	696	-	-		940
Other accrued liabilities	2,594	353	-	-		2,947
Total current liabilities	39,091	12,160	-	(38,800)		12,451

LONG-TERM DEBT:
Bank debt	-	-	-	29,800	(c)	39,500
	-	-	-	9,000	(d)
	-	-	-	700	(b)

OTHER NONCURRENT LIABILITIES:
Asset retirement obligations	8,572	4,873	-	-		13,445
Commodity derivative instruments	4	-				4
Deferred taxes	145	-	(145)	-		-
Other liabilities	7	-	-	-		7
Total other noncurrent liabilities	8,728	4,873	(145)	-		13,456

EQUITY:
Preferred stock	10,829	352	(10,829)	(352)	(e)	-
Series D convertible preferred stock	-	-	-	2	(e)	2
Common stock	142,725	2,241	(142,725)	(2,241)	(f)	12,201
	-	-	-	12,201	(f)
Treasury stock	-	(41,759)	-	41,759	(f)	-
Accumulated deficit	(103,946)	(148,366)	103,946	148,366	(f)	(3,409)
	-	-	-	(3,409)	(b)
Additional paid-in capital	-	211,624	21,150	(211,624)	(f)	33,039
	-	-	-	11,539	(f)
	-	-	-	350	(e)
Total equity	49,608	24,092	(28,458)	(3,409)		41,833
TOTAL LIABILITIES AND EQUITY	$97,427	$41,125	$(28,603)	$(2,709)		$107,240

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated combined financial statements.

Yuma Delaware
Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations
For the Nine Months Ended September 30, 2016

			Purchase		Merger
	Yuma	Davis	Accounting		Related		Pro Forma
(In thousands, except per share amounts)	Historical	Historical	Adjustments		Adjustments		Combined

REVENUES:
Sales of gas and oil	$9,208	$8,611	$-		$-		$17,819
Net gains (losses) from commodity derivatives	(408)	-	-		(161)	(g)	(569)
Total revenues	8,800	8,611	-		(161)		17,250

EXPENSES:
Marketing cost of sales	-	-	-		-		-
Lease operating expenses	5,692	3,270	-		-		8,962
Re-engineering and workovers	133	-	-		-		133
General and administrative – stock-based compensation	909	1,665	-		-		2,574
General and administrative – other	5,743	8,295	-		(1,876)	(h)	12,162
Depreciation, depletion and amortization	6,178	5,356	(1,497)	(i)	-		10,037
Asset retirement obligation accretion expense	318	159	-		-		477
Goodwill impairment	-	-	-		-		-
Impairment of oil and gas properties	11,016	17,561	-		-		28,577
(Gain) Loss on derivative instruments	-	161	-		(161)	(g)	-
Other	(10)	(35)	-		-		(45)
Total expenses	29,979	36,432	(1,497)		(2,037)		62,877

INCOME (LOSS) FROM OPERATIONS	(21,179)	(27,821)	1,497		1,876		(45,627)

OTHER INCOME (EXPENSE):
Interest expense	(974)	(195)	-		(13)	(j)	(1,182)
Other income, net	17	15	-		-		32
Total other income (expense), net	(957)	(180)	-		(13)		(1,150)

NET INCOME (LOSS) BEFORE INCOME TAXES	(22,136)	(28,001)	1,497		1,863		(46,778)
INCOME TAX (EXPENSE) BENEFIT	1,273	(7)	(1,273)	(k)	-		(7)
NET INCOME (LOSS)	$(20,863)	$(28,008)	$224		$1,863		$(46,785)

PREFERRED STOCK, SERIES A AND SERIES B:
Dividends paid in cash, perpetual preferred Series A	-	-	-		-		$-
Dividends in arrears, perpetual preferred Series A	962	-	-		(962)	(l)	-
Accretion, Series A and Series B	-	-	-		-		-
Dividends paid in cash, Series A and Series B	-	-	-		-		-
Dividends paid in kind, Series A and Series B	-	-	-		-		-
Dividends paid in kind, cumulative preferred Series D	-	-	-		1,020	(m)	1,020

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(21,825)	$(28,008)	$224		$1,805		$(47,805)

LOSS PER COMMON SHARE:
Basic	$(6.04)	$(0.19)	-		-		$(3.92)
Diluted	$(6.04)	$(0.19)	-		-		$(3.92)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	3,611	150,103	-		-		12,201
Diluted	3,611	150,103	-		-		12,201

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated combined financial statements.

Yuma Delaware
Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations
For the Twelve Months Ended December 31, 2015

			Purchase		Merger
	Yuma	Davis	Accounting		Related		Pro Forma
(In thousands, except per share amounts)	Historical	Historical	Adjustments		Adjustments		Combined

REVENUES:
Sales of gas and oil	$18,681	$18,774	$-		$-		$37,455
Net gains from commodity derivatives	5,039	-	-		3,319	(g)	8,358
Total revenues	23,720	18,774	-		3,319		45,813

EXPENSES:
Marketing cost of sales	533	-	-		-		533
Lease operating expenses	11,401	7,616	-		-		19,017
Re-engineering and workovers	556	-	-		-		556
General and administrative – stock-based compensation	2,289	933	-		-		3,222
General and administrative – other	7,434	6,875			(4,177)	(h)	10,132
Depreciation, depletion and amortization	13,651	17,139	(9,090)	(i)	-		21,700
Asset retirement obligation accretion expense	605	176	-		-		781
Goodwill impairment	4,928	-	-		-		4,928
Impairment of oil and gas properties	-	40,480	-		-		40,480
(Gain) on derivative instruments	-	(3,319)	-		3,319	(g)	-
Other	468	174	-		-		642
Total expenses	41,865	70,074	(9,090)		(858)		101,991

INCOME (LOSS) FROM OPERATIONS	(18,145)	(51,300)	9,090		4,177		(56,178)

OTHER INCOME (EXPENSE):
Interest expense	(456)	(578)	-		(26)	(j)	(1,060)
Other income, net	36	21	-		-		57
Total other income (expense), net	(420)	(557)	-		(26)		(1,003)

NET INCOME (LOSS) BEFORE INCOME TAXES	(18,565)	(51,857)	9,090		4,151		(57,182)
INCOME TAX (EXPENSE) BENEFIT	3,726	(10,461)	(5,402)	(k)	-		(12,137)
NET INCOME (LOSS)	$(14,839)	$(62,318)	$3,688		$4,151		$(69,318)

PREFERRED STOCK, SERIES A AND SERIES B:
Dividends paid in cash, perpetual preferred Series A	1,047	-	-		(1,047)	(l)	-
Dividends in arrears, perpetual preferred Series A	214	-	-		(214)	(l)	-
Accretion, Series A and Series B	-	-	-		-		-
Dividends paid in cash, Series A and Series B	-	-	-		-		-
Dividends paid in kind, Series A and Series B	-	-	-		-		-
Dividends paid in kind, cumulative preferred Series D	-	-	-		1,360	(m)	1,360

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(16,100)	$(62,318)	$3,688		$4,052		$(70,678)

LOSS PER COMMON SHARE:
Basic	$(0.23)	$(0.42)	-		-		$(5.79)
Diluted	$(0.23)	$(0.42)	-		-		$(5.79)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	71,014	149,182	-		-		12,201
Diluted	71,014	149,182	-		-		12,201

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated combined financial statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Combined Financial Statements
1. Basis of Presentation
The unaudited pro forma condensed consolidated combined balance sheet as of September 30, 2016 is based on the unaudited consolidated balance sheets of both Yuma and Davis as adjusted to reflect the following items as though they had occurred on September 30, 2016:
●
The application of preliminary purchase accounting adjustments based on values assigned to the Yuma assets to be acquired and liabilities to be assumed;
●
The implementation of a one-for-twenty reverse stock split in which each share of Yuma Common Stock, no par value per share, was converted into one-twentieth of one share of Yuma Delaware Common Stock, $0.001 par value per share;
●
The conversion of each share of Yuma Series A Preferred Stock, no par value per share, into 1.75 shares of Yuma Delaware Common Stock, which includes any accrued and unpaid dividends on the Yuma Series A Preferred Stock as of the consummation of the Merger;
●
The issuance of 7.46 million shares of Yuma Delaware Common Stock to former holders of Davis common stock, which results in approximately 61.1% of Yuma Delaware Common Stock being owned by former holders of Davis common stock; and
●
The issuance of approximately 1.75 million shares of a Series D Preferred Stock of Yuma Delaware to former Davis preferred stockholders.
The unaudited pro forma condensed consolidated combined statement of operations for the twelve months ended December 31, 2015 is based on Yuma’s and Davis’ respective audited consolidated statement of operations for such period, with adjustments made to recast such historical operations as if the Merger had occurred on January 1, 2015. The unaudited pro forma condensed consolidated combined statement of operations for the nine months ended September 30, 2016 is based on Yuma’s and Davis’ respective unaudited consolidated statement of operations for such period, with adjustments made to recast such historical operations as if the Merger had occurred on January 1, 2015.
The unaudited pro forma condensed consolidated combined financial statements are presented under the full cost method of accounting. Under this method, exploration activities and the cost of unsuccessful exploratory wells are capitalized. The full cost method also requires that the capitalized costs of successful and unsuccessful exploratory and developmental wells plus the estimated future development costs on a single cost center basis per country be amortized on a unit-of-production basis against total proved reserves.
2. Pro Forma Adjustments
The following adjustments were made in the preparation of the unaudited pro forma condensed consolidated combined balance sheet and unaudited pro forma condensed consolidated combined statement of operations:
(a)
Adjustments to reflect the elimination of Yuma’s total equity, the estimated value of consideration to be paid in the Merger and to adjust, where required, the historical book values of Yuma’s assets and liabilities as of September 30, 2016 to their estimated fair value, in accordance with the acquisition method of accounting.
The estimated fair value of the consideration to be transferred, assets acquired, and liabilities assumed are described below (in thousands):

Purchase Consideration
Common stock (1)	$20,883
Stock appreciation rights (2)	85
Stock options (3)	1
Restricted stock awards (4)	181
Restricted stock units (5)	-
Debt (6)	29,800
Total preliminary estimated purchase price	$50,950
Less debt assumed	(29,800)
Net purchase consideration to be allocated	$21,150

Estimated Fair Value of Assets Acquired(7)
Cash	1,832
Other current assets	4,715
Proved natural gas and oil properties(8)	56,212
Unproved natural gas and oil properties(8)	600
Other noncurrent assets	5,465
Total assets acquired	$68,824

Estimated Fair Value of Liabilities Assumed
Current maturities of debt	29,800
Current asset retirement obligation	244
Other current liabilities	9,047
Long-term debt	-
Noncurrent asset retirement obligation	8,572
Other	11
Total liabilities assumed	$47,674

Total net assets acquired	$21,150

(1)
4,746,179 shares of Yuma Common Stock were effectively transferred in connection with the Merger. Those shares were valued at $4.40 per share, which was the last sales price of Yuma Common Stock at October 26, 2016. The October 26, 2016 share price used is the same date as the October 26, 2016 NYMEX strip price applied in Yuma’s most recent engineering reports.
(2)
Yuma’s stock appreciation rights were valued using the binomial lattice model.
(3)
Yuma’s 5,000 stock options were valued at approximately $0.013 per option using the Black-Scholes model.
(4)
18,014 restricted stock awards vested in 2016 and the 78,336 restricted stock awards vesting in 2017 and 2018 were valued at the share price as of October 26, 2016.
(5)
Yuma had no restricted stock units outstanding as of October 26, 2016.
(6)
Debt fair value approximates the related book value at September 30, 2016, as shown on Yuma’s consolidated balance sheet.
(7)
Includes a $6.3 million deferred tax liability and a $20.6 million deferred tax asset, with an offsetting $14.3 million valuation allowance.
(8)
A step-down in basis of Yuma’s natural gas and oil properties was made, even with Yuma’s natural gas and oil properties being impaired as of September 30, 2016 due to the differences in the methodology for an impairment test and the methodology for determining the fair value of net assets acquired. For example, the methodology for an impairment test uses a different discount rate than that used in determining fair value.

(b)
Adjustments to reflect approximately $3.41 million in severance costs and legal and advisory fees directly related to the Merger that were not reflected in the historical financial statements.
(c)
Adjustments to reflect the reclassification of Yuma’s current maturities of debt to long-term debt. On a pro forma combined basis, Yuma Delaware was in compliance with all debt covenants as of the closing of the Merger.
(d)
Adjustments to reflect the extinguishment of Davis’ existing current maturities of debt in connection with Yuma Delaware’s entry into its new long-term credit facility. The new credit facility replaces Yuma’s existing credit agreement and has an initial borrowing base of $44.0 million.
(e)
Adjustment to reflect the issuance of approximately 1.75 million shares of Series D Preferred Stock to former Davis preferred stockholders. The fair value of the Series D Preferred Stock is expected to approximate the carrying value of Davis’ preferred stock as of September 30, 2016.
(f)
Adjustments to reflect the recapitalization of Yuma upon closing of the Merger, after which approximately 12.2 million shares of Yuma Delaware Common Stock were outstanding. In accordance with the acquisition method of accounting, Davis’ existing common stock, treasury stock, accumulated deficit and additional paid-in capital, less the par value of the Yuma Delaware Common Stock received ($0.001 par value per share), will be reclassified to additional paid-in capital of Yuma Delaware.
(g)
Adjustments to conform the historical financial statement presentation of net gains and losses from commodity derivatives.
(h)
Adjustments to reflect the reduction in general and administrative expenses related to the termination of certain employees, as if the Merger had occurred on January 1, 2015. The reduction related to the termination of certain employees includes only those employees that have been terminated or for which termination has been clearly communicated and whose termination is directly attributable to the transaction.
(i)
Adjustments to reflect the calculation of Yuma Delaware depreciation, depletion, and amortization, as if the Merger had occurred on January 1, 2015. The calculations of Yuma Delaware depreciation, depletion and amortization expense for the nine months ended September 30, 2016 and for the twelve months ended December 31, 2015 are included below (in thousands):

Yuma Delaware Depreciation, Depletion and Amortization for the Nine Months Ended September 30, 2016:
Yuma amortization base (1)	$125,166
Davis amortization base	75,731
Pro forma DD&A recorded for the year ended 12/31/2015 Yuma Delaware amortization base	(21,700) 179,197
Multiplied by: DD&A rate (2)	0.05601
Yuma Delaware 9/30/2016 DD&A	$10,037

(1) Yuma amortization base is the fair value of Yuma’s oil and natural gas properties subject to amortization plus Yuma’s future development costs as of September 30, 2016.

(2) Yuma Delaware combined net production as of September 30, 2016 (Boe)	828,711	=	0.05601
Divided by: Yuma Delaware combined September 30, 2016 total proved reserves	14,794,944

Yuma Delaware Depreciation, Depletion and Amortization for the Twelve Months Ended December 31, 2015:
Yuma amortization base (1)	$173,776
Davis amortization base	125,812
Yuma Delaware amortization base	299,588
Multiplied by: DD&A rate (2)	0.07243
Yuma Delaware 12/31/2015 DD&A	$21,700

(1) Yuma amortization base is the fair value of Yuma’s oil and natural gas properties subject to amortization plus Yuma’s future development costs as of December 31, 2015.

(2) Yuma Delaware combined net 2015 production (Boe)	1,409,039	=	0.07243
Divided by: Yuma Delaware combined January 1, 2015 total proved reserves	19,452,630

(j)
Adjustments to reflect the interest expense associated with the $0.70 million in debt assumed in (b), as if the Merger had occurred on January 1, 2015. An interest rate of 3.75% was assumed on the debt. If the interest rate changed by 1/8%, pro forma interest expense would change by $49,375 on an annual basis and $12,344 on a quarterly basis.

(k)
Adjustments to reflect the change in the income tax expense or benefit for the period presented, as if the Merger had occurred on January 1, 2015.

(l)
Adjustments to reflect the conversion of Series A Preferred Stock to shares of Yuma Delaware common stock, as if the Merger had occurred on January 1, 2015.
(m)
Adjustment to reflect estimated dividends related to the Series D Preferred Stock that would have been paid in-kind to preferred shareholders, as if the Merger had occurred on January 1, 2015.

 3. Unaudited Pro Forma Supplemental Disclosure of Oil and Natural Gas Operations
The following pro forma standardized measure of the discounted net future cash flows and changes applicable to the combined company’s proved reserves reflect the effect of income taxes.
The pro forma standardized measure of discounted future net cash flows, in management’s opinion, should be reviewed with caution. The basis for this table is the reserve studies prepared by the Yuma’s and Davis’ independent petroleum engineering consultants, and such reserve estimates contain imprecise estimates of quantities and rates of production of reserves. Revisions of previous year estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation. Therefore, the pro forma standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of the combined company’s proved oil and natural gas properties.
The data presented below should not be viewed as representing the expected future cash flows from, or the current value of, existing proved reserves since the computations are based on estimates and assumptions. Reserve quantities cannot be measured with precision and their estimation requires many judgmental determinations and frequent revisions. Actual future prices and costs are likely to be substantially different from the prices and costs utilized in the computation of reported amounts.
The following table provides a pro forma rollforward of the total proved reserves for the twelve months ended December 31, 2015, as well as pro forma proved developed and proved undeveloped reserves at the beginning and end of 2015, as if the Merger had occurred on January 1, 2015 (in Boe).
	Yuma Historical December 31, 2015
	Oil (Bbls)	Natural Gas Liquids (Bbls)	Natural Gas (Mcf)	Total (Boe)
Proved reserves:
Balance, beginning of year	11,532,185	2,479,158	35,259,522	19,887,930
Revisions of previous estimates	(5,095,277)	(501,101)	(11,436,325)	(7,502,432)
Purchases of oil and gas properties and minerals in place	95,362	8,025	264,981	147,551
Extensions and discoveries	630,573	139,088	3,675,358	1,382,221
Sale of oil and gas properties and minerals in place	0	0	0	0
Production	(247,177)	(74,511)	(1,993,842)	(653,995)

Balance, end of year	6,915,666	2,050,659	25,769,694	13,261,274

Proved developed reserves:
Balance, beginning of year	2,034,950	312,532	7,786,537	3,645,238

Balance, end of year	1,801,624	315,935	8,552,249	3,542,934

Proved undeveloped reserves:
Balance, beginning of year	9,497,235	2,166,626	27,472,985	16,242,692

Balance, end of year	5,114,042	1,734,724	17,217,445	9,718,340

Yuma’s revisions in 2015 to previously estimated reserves for crude oil, natural gas liquids and natural gas were primarily caused by (i) commodity price reductions of 6,771,739 Mcf of natural gas, 753,922 Bbl of natural gas liquids, and 2,673,927 Bbl of oil causing wells to reach their economic limits sooner and causing some proved undeveloped locations to become uneconomic; (ii) upward revisions of 2,337,685 Mcf of natural gas, 877,061 Bbl of natural gas liquids, and 250,071 Bbl of oil primarily associated with increased performance of Bayou Hebert (La Posada) field; and (iii) reclassifying PUD reserves of 7,002,271 Mcf, 624,582 Bbl of natural gas liquids, and 2,671,079 Bbl of oil to probable reserves primarily in Yuma’s Greater Masters Creek Area due to the current economic conditions and uncertainty in future development plans.

	Davis Historical December 31, 2015
	Crude oil (Bbls)	Natural Gas Liquids (Bbls)	Natural Gas (Mcf)	Total (Boe)
Proved reserves:
Balance, beginning of year	1,995,900	717,400	12,650,500	4,821,700
Revisions of previous estimates	(871,200)	14,100	3,711,100	(238,600)
Purchases of oil and gas properties and minerals in place	12,800	25,100	516,600	124,000
Extensions and discoveries	261,200	403,600	2,132,100	1,020,200
Sale of oil and gas properties and minerals in place	(21,300)	(2,300)	(945,100)	(181,100)
Production	(209,500)	(129,700)	(2,547,300)	(763,800)

Balance, end of year	1,167,900	1,028,200	15,517,900	4,782,400

Proved developed reserves:
Balance, beginning of year	1,084,900	579,400	11,901,600	3,647,900

Balance, end of year	703,400	604,300	10,464,300	3,051,700

Proved undeveloped reserves:
Balance, beginning of year	911,000	138,000	748,900	1,173,800

Balance, end of year	464,500	423,900	5,053,600	1,730,700

From January 1, 2015 to December 31, 2015 Davis proved reserves decreased by 39,300 Boe, a change of less than 1%. Davis had 763,800 Boe of production during the year. Extensions of discoveries resulting from successful drilling in the Chalktown field added 1,020,200 Boe of PUD reserves. Partially offsetting the Chalktown extensions were downward revisions of 464,306 Boe in proved reserves from a pilot downspaced drilling program that did not perform as well as expected. In the second half of 2015, Davis’ technical work focused on the high-valued Lac Blanc and high-potential Cameron Canal fields. Davis’ geological, geophysical and reservoir engineering reinterpretations resulted in upward revisions of 555,761 Boe of proved developed reserves at the Lac Blanc field and 538,521 Boe of proved undeveloped reserves at the Cameron Canal field. Commodity price reductions resulted in a downward revision to PUD reserves of 827,107 Boe as uneconomic undeveloped locations in the El Halcón field were dropped from PUD reserves. Low prices also resulted in a downward revision of 170,179 Boe of proved developed reserves due to wells in the Vinceburg field in Galveston Bay reaching their economic limit. These revisions, together with other insignificant revisions adding approximately 128,600 Boe of proved reserves, resulted in a total net reduction in proved reserves of 238,600 Boe. The purchase of a partner’s interests in the Lac Blanc field added 124,000 Boe of proved developed reserves, and sales of minor assets at Kings Bayou, Cat Spring and Eagle Bay reduced proved developed reserves by 181,117 Boe.

	Pro Forma Adjusted December 31, 2015
	Crude oil (Bbls)	Natural Gas Liquids (Bbls)	Natural Gas (Mcf)	Total (Boe)
Proved reserves:
Balance, beginning of year	13,528,085	3,196,558	47,910,022	24,709,630
Revisions of previous estimates	(5,966,477)	(487,001)	(7,725,225)	(7,741,032)
Purchases of oil and gas properties and minerals in place	108,162	33,125	781,581	271,551
Extensions and discoveries	891,773	542,688	5,807,458	2,402,421
Sale of oil and gas properties and minerals in place	(21,300)	(2,300)	(945,100)	(181,100)
Production	(456,677)	(204,211)	(4,541,142)	(1,417,795)

Balance, end of year	8,083,566	3,078,859	41,287,594	18,043,674

Proved developed reserves:
Balance, beginning of year	3,119,850	891,932	19,688,137	7,293,138

Balance, end of year	2,505,024	920,235	19,016,549	6,594,634

Proved undeveloped reserves:
Balance, beginning of year	10,408,235	2,304,626	28,221,885	17,416,492

Balance, end of year	5,578,542	2,158,624	22,271,045	11,449,040

The pro forma standardized measure of discounted estimated future net cash flows was as follows as of December 31, 2015:

	Yuma Historical	Davis Historical	Pro Forma Adjusted
Future cash inflows	$438,816,500	$112,449,000	$551,265,500
Future cash outflows:			-
Production cost	(129,636,500)	(38,404,000)	(168,040,500)
Development cost	(126,463,700)	(21,947,000)	(148,410,700)
Future income taxes	(22,664,783)	-	(22,664,783)

Future net cash flows	$160,051,517	$52,098,000	$212,149,517
Adjustment to discount future annual net cash flows at 10%	(53,506,567)	(11,118,000)	(64,624,567)

Standardized measure of discounted future net cash flows	$106,544,950	$40,980,000	$147,524,950

The changes in the pro forma standardized measure of discounted estimated future net cash flows were as follows for the twelve months ended December 31, 2015:

	Yuma Historical	Davis Historical	Pro Forma Adjusted
Standardized measure, beginning of period	$295,478,496	$101,671,000	$397,149,496
Sales of oil and gas, net of production cost	(7,069,544)	(10,769,000)	(17,838,544)
Extensions and discoveries	16,659,700	3,534,000	20,193,700
Purchases of oil and gas properties and reserves in place	2,268,907	1,062,000	3,330,907
Development costs incurred during the period that reduced future development costs	4,052,919	-	4,052,919
Prices and operating expenses	(373,314,797)	(66,321,000)	(439,635,797)
Income taxes	64,883,059	-	64,883,059
Estimated future development costs	245,056,050	15,322,000	260,378,050
Quantity estimates	(98,817,149)	(12,951,000)	(111,768,149)
Sale of reserves in place	-	(2,784,000)	(2,784,000)
Accretion of discount	37,672,481	10,167,000	47,839,481
Production rates, timing and other	(80,325,172)	2,049,000	(78,276,172)

Standardized measure, end of period	$106,544,950	$40,980,000	$147,524,950